Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION OF
INTERNAP NETWORK SERVICES CORPORATION

Internap Network Services Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  The name of the corporation is Internap Network Services Corporation.

SECOND:  At a meeting of the Board of Directors of Internap Network Services Corporation, resolutions were duly adopted declaring the advisability of an amendment to the Restated Certificate of Incorporation, as follows, and providing that:

Article IV(A) of the Certificate of Incorporation of Internap Network Services Corporation shall be hereby amended and restated to read as follows:

“IV.

A.           This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 140,000,000 shares of stock. Such shares shall be divided into two classes as follows:

(i)            120,000,000 shares of common stock (“Common Stock”), each having a par value of one-tenth of one cent ($0.001).

(ii)           20,000,000 shares of preferred stock (“Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).

THIRD: That thereafter, pursuant to resolution of its Board Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:  In accordance with Section 103(b) of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate has been subscribed this 18th day of June, 2010 by the undersigned who affirms that the statements made herein are true and correct.

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ Richard P. Dobb
Richard P. Dobb, Authorized Officer